EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of September, 2000 by and between Ronald Bridges (hereinafter referred to as "the Employee") and New York Cross Harbor Railroad Terminal Corporation, New York Regional Railroad, OSK Capital 1 and CH Proprietary, a New York Corporation, Delaware Corporation, and New Jersey Corporation respectively having their principal place of businesses located at 4302 First Ave., Brooklyn, New York (hereinafter referred to collectively as "the Company").

      WHEREAS the parties hereto have negotiated a mutually satisfactory arrangement for the employment of Ronald Bridges by the Company;

      Now therefore, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

      1. Employment. The Company hereby employs Ronald Bridges to act as the President New York Regional Rail Corporation, New York Cross Harbor and CH Proprietary and Ronald Bridges hereby accepts such employment upon the terms and conditions hereinafter set forth.

      2. Term. The term of this Agreement shall be one (1) year commencing on the date first above written. The Company hereto may terminate this Agreement at any time "for cause" or a disability whereby the Employee is unable to perform the duties set forth in this Agreement for a period of three consecutive months. The Agreement shall automatically renew for a period of one (1) year unless either party gives the other written notice 60 days prior to the end date of the contract that the party wishes to terminate the renewal.

      3.    Compensation.

      A.    Regular Compensation

      As compensation for the services rendered by the employee, the Company agrees to allow use of Corporate facilities as necessary for the Employee, related to his employment with the Company including an automobiles allowance not to exceed $600 per month until the termination of this Agreement. Any personal, relocation or living expenses in excess of this amount will be the responsibility of the Employee. The Company will also pay to the Employee the amount of $6,400.00 per month.

      B.    Bonus Compensation

      The employee shall also be entitled to the following Bonus Compensation pursuant to the achievement of the following terms.



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            (i)   Stock Options

            After each one year period of this agreement the Employee shall be entitled to the following Bonus Compensation. For each one million dollar increase in gross sales revenues above the previous years gross sales revenues of the New York Cross Harbor Railroad, the Company shall grant the Employee 100,000 stock options in New York Regional Rail Corp. First year's option exercise price shall be 100 % of the value of the closing stock price of New York Regional Railroad's common stock symbol "NYRR" traded on the NASDAQ Exchange, as reported by such exchange on the execution date of this agreement. Each year thereafter, said option price shall be 100 % of the value of the closing stock price of New York Regional Railroad's common stock symbol "NYRR" traded on the NASDAQ Exchange as reported by such exchange commencing on each one year anniversary of the date of this agreement.

            Said grant will be paid within 30 days of the Company closing of its books for the 3rd Quarter of the Calendar year.

            (ii)  Monetary Bonus Compensation

            After each one-year period of this agreement the Employee shall be entitled to the following Bonus Compensation. The Company also shall pay the Employee five (5) percent of the first one million dollars increase of gross sales, and 2.5 percent of any gross sales above one million dollars. Said increase in gross sales shall be determined by subtracting the previous years gross sales revenues of New York Cross Harbor from the current years gross sales revenues as reported in the Company's Federal Tax Returns.

            At the request of the Employee earned compensation in Section 3(ii), above may be used to reduce the option exercise price as stipulated in Section 3(i) of this Agreement. Such reduction if requested in writing will be made using the following formula. Number of options granted multiplied by the original option exercise price minus Monetary Bonus Compensation divided by the number of options granted. If this new exercise price is less than $0.01, the options granted will be exercisable at $0.01 and the employee shall be entitled to the difference between the Monetary Bonus Compensation and the reduction in option exercise cost.

            Said Monetary Bonus Compensation will be paid within 30 days of the Company closing of its books for the 3rd Quarter of the Calendar year.

      C.    Vacation Time:

    The Employee shall be entitled to three (3) weeks paid vacation after each one year of service while this Agreement is in effect.



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      4. Duties.  The Employee shall devote himself  diligently to the promotion of the Company's interests the Employee shall provide, but not be limited to the usual services provided as the President and those duties reasonably requested of him by the Board of Directors. The Employee, working with the Company's Board of Directors, Consultants and Advisors, shall identify and nominate a candidate to serve as the Company's Chief Executive Officer and/or an Operating Officer, when, if and as needed.

To avoid any appearance of impropriety any and all agreements between any entity to which the Employee maintains an interest shall require the prior approval of the Company's Board of Directors.

      5. Expenses. During the term of this Agreement the Company shall pay, or reimburse the Employee for, the reasonable and necessary expenses incurred in connection with his employment, and such other expenses as the Board of Directors shall specifically approve. The Employee shall be compensated for business use of his vehicle at the rate of thirty ($0.30) cents per mile.

     6. Termination For Cause. At any time during the Term, the Company may terminate the employee's employment hereunder for Cause (as defined herein), effective immediately upon notice to the Employee.

      For purposes of this Agreement, Cause shall mean: (1) the Employee breaches, neglects or fails to diligently perform to the reasonable satisfaction of the Company any or all of his duties under this Agreement, (2) the Employee commits an act of dishonesty or breach of trust, or acts in a manner which is inimical or injurious to the business or interest of the Company, (3) The Employee violates or breaches any of the provisions of this Agreement, (4) the Employee's act or omission to act results in or is intended to result directly in gain to or personal enrichment of the Employee at the Company's expense, (5) the Employee is indicted for or convicted of a felony or any crime involving larceny, embezzlement or moral turpitude, (6) the Employee becomes insolvent, makes an assignment for the benefit of creditors, files or has filed against him a petition for relief or other proceeding under federal bankruptcy law or state insolvency law or is assessed, or administered in any type of creditor's proceedings.

      On termination of this Agreement, all rights to compensation and benefits of the Employee shall cease as of the Date of Termination, except the Employee shall be entitled to any unpaid portion of his Salary and benefits earned to the Date of Termination.

      7. Vesting. Any options earned by virtue of the successful completion of the objectives set forth in Paragraph 3 above shall immediately be deemed vested. The option rights identified in this Agreement shall expire upon the earlier of one year from the date of vesting or 90 days following the termination of this Agreement. Upon any termination of this Agreement all rights to any unvested options shall be terminated.

     8. Personal Contract. The obligations and duties of the Employee hereunder shall be personal and not assignable or delegable by him in any manner whatsoever.


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     9.  Binding  Effect.  This  Agreement  shall inure to the benefit of and be binding upon the Company, its successors and assigns.


     10. Notice. Any notice required to be given by this Agreement shall be delivered in hand to the person to whom such notice is addressed or mailed to such person by certified mail to the following appropriate address:


      To The Company:   Darryl S. Caplan, Esq
                        Cureton Caplan Hunt Scaramella & Clark, P.C.
                        950B Chester Avenue
                        Delran, NJ 08075


     o Ronald Bridges:  Ronald Bridges
                        9 East 75th Street Apt 5A
                        New York, NY 10021

      11. Governing Law. This Agreement shall be governed, construed and enforced according to the laws of the State of New Jersey and no other. All actions, whether sounding in contract or in tort, shall be instituted and litigated in the State of New Jersey and the parties hereto submit to the jurisdiction of the courts of the State of New Jersey, specifically the United States District Court of New Jersey and/or Superior Court of New Jersey.

      12. Nondisclosure. At all times during and after the Term, the Employee shall keep confidential and shall not, except with the Company's express prior written consent, or except in the proper course of his employment with the Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of the Company's business, including without limitation names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of the Employee.

      13. Entire Agreement. It is specifically stipulated that there are no verbal agreements or understandings between the parties hereto affecting this Agreement, and that this Agreement constitutes the sole agreement between the parties. All prior employment agreements between the Employee and the Company (and/or any of its affiliates) are hereby terminated as of the date hereof as fully performed on both sides.

      In Witness Whereof the parties hereto have caused this Agreement to be executed, sealed and delivered, in the case of the Company by its officer thereunto duly authorized, as of the date first above written.

                                  THE COMPANY


                                       By: ______________________________




                                  ----------------------------------------
                                  Ronald Bridges